EXHIBIT 23.1

Sonic Solutions Independent Auditors’ Consent—KPMG LLP

The Board of Directors

Sonic Solutions:

We consent to the use of our report dated May 1, 2002 with respect to the consolidated balance sheets of Sonic Solutions as of March 31, 2002 and 2001, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2002 and the related financial statement schedule incorporated herein by reference and to the reference to our firm under the heading “Experts” in this prospectus.

/s/    KPMG LLP

San Francisco, California

February 24, 2003